Exhibit 99.1

AzurRx BioPharma Announces Positive CFF DSMB Review of Final Phase 2 OPTION Trial Data

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Supports Company plan to proceed to higher 4-gram dose of MS1819-SD in next Phase 2 clinical trial

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No safey concerns cited for MS1819-SD

NEW YORK, October 17, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced that the Cystic Fibrosis Foundation (CFF) Data Safety Monitoring Board (DSMB) has completed its review of the Company’s final results of the Phase 2 OPTION trial and has found no safety concerns for MS1819-SD. Additionally, the group supports the Company’s plan to proceed to a higher 4-gram dose of MS1819-SD in its next planned Phase 2 clinical trial.

“We are very pleased with the support of the CFF DSMB to proceed with a new study using a higher 4-gram dose of MS1819-SD. The safety profile of MS1819 at the 2-gram dose in both the Phase 2 study in chronic pancreatitis and Phase 2 OPTION trial in cystic fibrosis has been excellent, with no reported serious adverse events,” said Dr. James Pennington, Chief Medical Officer of AzurRx. “We thank the DSMB for its diligence, and guidance and support of our development plan as we move forward with this paradigm changing therapy.”

James Sapirstein, CEO of AzurRx added, “The positive safety review of the CFF DSMB is an important milestone for the development of MS1819-SD as a monotherapy and for the AzurRx team. We look forward to our planned meeting with the FDA in December and to initiating our next Phase 2 study of MS1819-SD at a higher dose in early 2020.”

The CFF DSMBis an independent committee of experts in cystic fibrosis (CF) clinical care, clinical and basic science research, bioethics, and biostatistics, charged with protecting the safety and welfare of subjects participating in clinical trials sanctioned by the Cystic Fibrosis Foundation’s Therapeutics Development Network (TDN) and with ensuring the scientific integrity of those trials.

Phase 2 OPTION Study Design
The Phase 2 OPTION trial was an open-label, crossover study, conducted in 14 sites in the U.S. and Europe.  Patients were first randomized to either the MS1819-SD arm, where they received a 2 gram daily oral dose of MS1819-SD for three weeks; or to the porcine enzyme replacement therapy (PERT) arm, where they received their pre-study dose of PERT for three weeks.  After three weeks, stools were collected for analysis, and patients were then crossed over to another three weeks of the alternative treatment.  After three weeks of cross-over therapy, stools were collected again for analysis.  Patients were then followed for an additional two weeks for post study safety observation.  A total of 32 patients, ages 18 years or older, completed the study.  Topline data compared the CFA of the MS1819-SD treatment phase, 56%, to the CFA of the PERT treatment phase, 86%.  In addition, CNAs were 93% in the MS1819-SD group, compared to 97% in the PERT group.  Of note, MS1819-SD contains no protease.  Safety in the OPTION trial was excellent, with no severe adverse events (SAEs) and few overall adverse events.

About MS1819-SD
MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency
Exocrine Pancreatic Insufficiency (EPI) is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation, and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements
This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase 2 OPTION study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com